Exhibit 99.1

Excel Trust Completes Acquisition of $263 Million Portfolio

Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), announced today it has acquired six shopping centers for approximately $263 million.

Gary Sabin, Chairman and CEO stated, “We are excited about the quality and earnings potential of these assets. The demographics and tenant mix are exceptional and will further strengthen and diversify our portfolio. Since our IPO in 2010 we have acquired approximately $1.1 Billion of high quality assets and we continue to see attractive opportunities in our pipeline.”

West Broad Village – Richmond, Virginia

Excel Trust purchased this mixed use center comprised of approximately 385,897 square feet of retail and commercial space, with an additional 339 apartment units above the center. The retail portion is approximately 80% leased with another 35,000 square feet entitled but not constructed. Major tenants include Whole Foods, HomeGoods, REI, Wells Fargo, First Market Bank, Dave & Busters, Mimi’s Cafe, Kona Grill and Bonefish Grill. The apartments have experienced strong demand and are currently 98% leased. In a three mile radius the average household income is estimated to be $106,356 (Source: AGS 2012).

Florida Portfolio – Orlando, FL

Excel Trust purchased five retail shopping centers (four centers that are wholly owned and a 50% interest in a fifth center) which together comprise approximately 319,264 square feet. Major tenants include Walgreens, CVS Pharmacy, Fifth Third Bank, Regions Bank, Fleming’s, Cantina Laredo, Big Fin, JoS. A. Bank and Ruth’s Chris Steak House. The shopping centers are approximately 96% leased and the weighted average household income in a three mile radius is estimated to be $127,286 (Source: AGS 2012).

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. For a list and description of risks and uncertainties that could cause actual results to differ materially from expectations, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Excel Trust

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

http://www.exceltrust.com